Exhibit 10.66



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     REVOLVING  LOAN  &  SECURITY  AGREEMENT

     This Revolving Loan & Security Agreement ("Agreement") is entered into as of the 27th day of August, 1996 by and between GENERAL ACCEPTANCE CORPORATION, an Indiana corporation ("GAC"), and FIFTH THIRD BANK OF CENTRAL INDIANA, an Indiana banking corporation ("Bank").

     1. Definitions. Certain capitalized terms have the meanings set forth on Exhibit A hereto. All financial terms used in this Agreement but not defined in Exhibit A or in this Agreement have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Indiana Uniform Commercial Code.

     2.                    Revolving  Credit  Loans.

               (a) In General. Subject to the terms and conditions hereof, Bank hereby extends to GAC a line of credit facility (the "Facility") under which Bank may make loans (each, a "Revolving Loan," and collectively, the "Revolving Loans") to GAC at GAC's request, from time to time, during the term of the Facility in a principal amount not to exceed $4,500,000 (the "Limit"). However, Bank will have discretion at all times as to whether or not to make any Revolving Loan. Bank may create and maintain reserves, from time to time, based on such credit and collateral considerations as Bank may deem appropriate. GAC may borrow, prepay (without penalty or charge), and reborrow under the Facility so long as the Limit is not exceeded, GAC is not in Default hereunder, and the other terms and conditions hereof are satisfied. If the amount of Revolving Loans outstanding at any time under the Facility exceeds the Limit, GAC will immediately pay the amount of such excess to Bank in cash.

               (b)    Borrowing  Base  Formula.    On  the tenth day of each
calendar month during the term of the Facility (or the next Business Day, if such day falls on other than a Business Day), GAC shall complete and submit to Bank and GECC a Borrowing Base Certificate in the form of Exhibit B1 hereto indicating, among other things, the aggregate average "Black Book" wholesale value of its Eligible Inventory and the number of units comprising such inventory. Subject at all times to the unused portion of Limit, GAC may request Revolving Loans under the Facility according to a borrowing base advance formula that limits any requested Revolving Loan to a maximum amount equal to fifty percent (50%) of the aggregate average "Black Book" wholesale value of such Eligible Inventory plus $400 per unit for reconditioning expense.

               (c) Term of Facility. The maturity date of the Facility is April 30, 1997, unless such maturity date is accelerated by reason of an Event of Default.

               (d) Interest Rate. Interest on the outstanding principal balance of the Facility will accrue at a rate per annum equal to the Prime Rate as in effect from time to time. The interest rate charged will change automatically upon each change in the Prime Rate. Interest will be calculated on the basis of a year of 360 days and charged for the actual number of days elapsed. Interest will be payable in immediately available funds at the principal office of Bank on the first day of each calendar month. After maturity, whether by acceleration or otherwise, and after the occurrence of an Event of Default (with or without notice to GAC), interest will accrue at a rate per annum equal to the Default Rate (computed and adjusted in the same manner as the Prime Rate).

               (e) Repayment. Accrued and unpaid interest will be due and payable on the first day of the calendar month following execution and delivery of this Agreement by GAC and continuing on the first day of each calendar month thereafter during the term of the Facility. The unpaid principal balance of the Facility and accrued and unpaid interest will be due and payable on the maturity date of the Facility. Bank may, at its option, charge any interest payments to GAC's account with Bank. Interest that is not paid when due shall thereupon become principal hereunder and shall thereafter accrue interest as provided in this Agreement. If any scheduled payment hereunder becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next Business Day, and interest will be payable at the rate provided in this Agreement during the extension period.

               (f) Application of Payments. All payments received by Bank will be applied first to Advances, second to accrued interest, and third to principal.

               (g) Revolving Loan Requests. GAC may request a Revolving Loan by written or telephone notice to Bank. If such request is by telephone notice to Bank, GAC shall promptly follow-up the telephone notice by completing and delivering to Bank an Advance Request Confirmation Certificate in the form of Exhibit B2 hereto. Eligibility of GAC for any Revolving Loan will be made on the basis of the then current Borrowing Base Certificate submitted by GAC pursuant to Section 2(a) of this Agreement and the amount, if any, of the unused portion of the Limit at the time the request is made. Bank may make Revolving Loans by crediting the amount thereof to GAC's account at Bank.

     3. Collateral. In order to secure the performance of the covenants and agreements contained herein and the payment and performance of all amounts owed by GAC to Bank hereunder, whether now existing or hereinafter arising (collectively, the "Obligations"), GAC hereby grants to Bank a continuing security interest in the collateral described in Exhibit C hereto (collectively, the "Collateral").

     4. Financial Statements. GAC agrees to maintain a standard and modern system for accounting and will furnish to Bank:

               (a) Within 90 days after the end of each fiscal year, a copy of GAC's consolidated financial statement for that year audited by Ernst & Young, LLP or any other firm of independent certified public accountants acceptable to Bank (which acceptance will not be unreasonably withheld), and accompanied by a standard audit opinion of such accountants without significant qualification;

               (b) Within 30 days after the end of each calendar month, a copy of GAC's monthly interim consolidated financial statements prepared in accordance with generally accepted accounting principles;

               (c) With the statements submitted under (a) and (b) above, a certificate signed by the principal financial officer of GAC, (i) stating he is familiar with all documents relating to Bank and that no Event of Default specified in this Agreement, nor any event which upon notice or lapse of time, or both would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action GAC has taken or proposes to take with respect thereto, and (ii) setting forth, in summary form, figures showing the financial status of GAC in respect of the financial restrictions contained in this Agreement;


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               (d)    Forthwith upon any officer of GAC obtaining knowledge of
any condition or event which constitutes or, after notice or lapse of time or both, constitute an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action GAC has taken or is taking or proposes to take in respect thereof;

               (e) As soon as practicable, but in any event within 10 days after the filing with the Securities and Exchange Commission, or any successor thereto, or any state securities governmental authority, copies of all registration statements and all periodic and special reports required or permitted to be filed under federal or state securities laws and regulations; and

               (f) Upon request, copies of all federal, state and local income tax returns and such other information as Bank may reasonably request.

          If at any time GAC acquires subsidiaries which have financial statements that could be consolidated with those of GAC under generally accepted accounting principles, the financial statements required by subsections (a) and (b) above will be the financial statements of GAC and all such subsidiaries prepared on a consolidated and consolidating basis.

     5. Insurance. GAC agrees to insure its Motor Vehicle Inventory against loss or damage of the kinds and amounts customarily insured against by corporations with established reputations engaged in the same or similar business as GAC. All such policies will (a) be issued by financially sound and reputable insurers (such insurers having, in any case, an overall rating of at least "A" according to A.M. Best), (b) name Bank as an additional insured and, where applicable, as loss payee under a lender loss payable endorsement satisfactory to Bank, and (c) will provide for thirty (30) days written notice to Bank before such policy is altered or canceled all of which will be evidenced by a certificate of insurance delivered to Bank by GAC on the date of execution of this Agreement.

     6. Taxes. GAC agrees to pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Bank is notified in advance of such contest, and if GAC establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Bank cash or bond in an amount acceptable to Bank.

     7. Financial Covenants. During the term of the Facility, GAC hereby agrees to maintain the following ratios, percentages, or minimum dollar amounts, as applicable, on a consolidated basis:

          (a)          (Minimum)  Net  Worth:                      $20,000,000
          (b)          (Maximum)  Debt  Ratio:                      5.0 to 1.0
          (c)          (Maximum)  Rolling  Average  Delinquency:          7.0%
          (d)          (Maximum)  Rolling  Average  Charge-Off:          1.4%


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          The  respective  meanings  of the foregoing financial terms shall be interpreted  in  conformity  with  those  terms  as used in the GECC Facility.

     8. Existence/Qualification. Borrower agrees to maintain its corporate existence and at all times to be qualified to transact business in all jurisdictions in which it presently transacts business and such qualification is required.

     9. Compliance with Laws. GAC agrees to comply with all federal, state and local laws, rules, ordinances, regulations and orders applicable to GAC or its assets (collectively, "Laws"), including but not limited to all Laws regulating the environment, health, safety, securities, and the sales and financing of motor vehicles in all respects material to GAC's business, assets or prospects, and immediately notify Bank of any violation of any such Laws or any complaint or notifications received by GAC regarding any such Laws.

     10. Depository Services. So long as any Obligations are outstanding, GAC agrees to maintain with Bank its retail lockbox account established in connection with the Indebtedness in favor of GECC under the GECC Facility.

     11. Indebtedness. Except for the Indebtedness in favor of GECC under the GECC Facility, any Indebtedness that is unsecured, or any Indebtedness incurred in the ordinary course of business for small leases and loans in individual amounts not exceeding $50,000 and in the aggregate not exceeding $500,000, GAC agrees not to incur, create, assume or permit to exist any additional Indebtedness for borrowed money (other than the Obligations).

     12. Pledge or Encumbrance of Assets. Other than the Permitted Liens, GAC agrees not to create, incur, assume or permit to exist, arise or attach any Lien in any present or future Motor Vehicle Inventory.

     13. Guarantees and Loans. GAC agrees that it will not enter into any direct or indirect guarantees other than by endorsement of checks for deposit or other than in the ordinary course of business nor make any advance or loan other than in the ordinary course of business as presently conducted, including, without limitation, loans and advances to employees of GAC.

     14. Merger Disposition of Assets; Sale of Stock. GAC agrees that it will not (a) change its capital structure, (b) merge or consolidate with any corporation, (c) amend or change its Articles of Incorporation or Code of Regulations/Bylaws, (d) sell, transfer or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired,
(e) permit the direct or indirect sale or transfer of a majority of the voting stock of GAC, or (f) permit GAC to purchase its own stock; provided, however, the foregoing prohibitions shall not prohibit GAC from undertaking the securitization and sale of its portfolio of retail installment sales contracts evidencing the sale of motor vehicles.

     15. Management. GAC agrees that either Russell E. Algood or Malvin L. Algood will remain actively employed by GAC and actively engaged in the management of GAC.


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     16.                 Representations on Schedule I.  GAC states that the
representations and warranties contained in Schedule I hereto entitled the "Specific Representation Schedule" are true and correct as of the date hereof.
 Further, by making a request for a Revolving Loan hereunder, GAC shall be deemed to have reaffirmed the truth and correctness of the representations and warranties contained in Schedule I as of the date of such request.

     17. Provisions Concerning Motor Vehicle Inventory. GAC agrees that:

               (a) the Motor Vehicle Inventory subject to Bank's Lien hereunder will be held by GAC for the sole purpose of storing and exhibiting the same for sale or resale in the ordinary course of GAC's business.

               (b) GAC will keep its Motor Vehicle Inventory subject to inspection by Bank at all reasonable times, and to pay Bank for any and all out-of-pocket expenses incurred by Bank in connection with periodic unannounced audits of GAC's Motor Vehicle Inventory, such payment to be made by GAC within 10 days after written demand therefor by Bank.

               (c) if any of the Motor Vehicle Inventory is evidenced or represented by a document of title, Bank may, at its discretion, require GAC to deliver that document of title to Bank.

               (d) prior to the occurrence of an Event of Default, GAC may use, consume, and sell the Motor Vehicle Inventory in any lawful manner in the ordinary course of its business (which shall not include sales subject to bulk transfer laws or transfers in partial or total satisfaction of a debt).

               (e) GAC will keep accurate records pertaining to each unit of the Motor Vehicle Inventory in accordance with generally accepted accounting principles and to furnish Bank, from time to time, upon Bank's request, a true and complete itemization thereof and/or report of all sales of any and all of GAC's Motor Vehicle Inventory. Bank shall have the right, at any time and from time to time, to examine the books and records of GAC, copy, make abstracts from any such books and records and such other information which might be helpful to Bank in evaluating the status of the Revolving Loans and to verify GAC's financial condition or existence.

               (f) the risk of loss or damage to GAC's Motor Vehicle Inventory shall at all times be on GAC, who agrees to hold Bank harmless from any loss resulting therefrom. Insurance proceeds may be applied by Bank towards payment of the Obligations, whether or not due, in such order of application as Bank may determine, and no insurance coverage or payment of proceeds thereof shall otherwise relieve GAC from any of the Obligations.

     18. Filing. GAC agrees to execute and deliver such financing statements, amendments thereto, supplements thereto or other instruments as Bank may, from time to time, require in order to preserve, protect, and enforce the Lien of Bank in the Collateral and to reimburse Bank for any and all fees and taxes advanced by Bank in connection therewith.

     19. Powers. Bank is hereby appointed GAC's attorney-in-fact, and in connection therewith, the following powers are given to Bank, are coupled with an interest, are irrevocable until the Obligations are paid and satisfied in full and the Facility is terminated, and may be exercised by Bank, in its sole discretion, from time to time and at any time, whether or not GAC is in Default hereunder:

               (a) To perform any obligation of GAC hereunder in GAC's name or otherwise, including obligations to prepare, execute, file, and deliver financing statements, amendments thereto, supplements thereto or other instruments; to endorse and deliver insurance claims; to release security; to resort to security in any order; and to do all acts and things and execute all documents in the name of GAC as deemed by Bank to be necessary, proper and convenient in connection with the preservation, perfection, or enforcement of its rights hereunder.

               (b) Bank may, upon the occurrence of an Event of Default, to protect the Collateral: obtain insurance, pay taxes, assessments, liens, fees, charges or encumbrances; or order and pay for repairs or spend any amounts necessary to maintain the Collateral in GAC's exclusive possession and in good condition. All amounts so extended by Bank shall be added to the Obligations, with interest to accrue thereon at the Default Rate, from the date of expenditure until paid.

               (c) Subject to Section 2(f) of this Agreement, all amounts received by Bank may be applied on such of the Obligations and in such order as Bank, in its sole discretion, shall determine.

     20. Miscellaneous Fees and Charges Due Bank. GAC agrees to pay Bank, in addition to those specified hereinabove, the following fees and charges, as specified hereinbelow:

               (a) a one-time commitment fee of $4,500, payable upon the execution and delivery hereof by GAC;

               (b) legal fees for outside counsel retained by Bank in the preparation and negotiation of this Agreement and related documents and to represent the Bank at the closing of the transactions contemplated hereby, payable upon the execution and delivery hereof by GAC; and

               (c) all reasonable expenses of any kind whatsoever, including attorneys' fees, incurred by Bank in the preservation, realization, enforcement or exercise of its rights, remedies, or powers hereunder or under applicable law, payable upon demand by Bank.

     21.                    Conditions  Precedent.

               21.1 Conditions to Closing. As conditions precedent to Bank's offering of the Facility or permitting the making of any Revolving Loans under this Agreement:

               (a) GAC may not be in Default under any other Indebtedness (excluding, however, any default that has been addressed in a written forbearance agreement between GAC and GECC in effect as of the date hereof and as such forbearance agreement may be amended from time to time);

               (b) GAC shall have paid to Bank the sums described in Section 20(a) and 20(b) hereof;

               (c) GAC shall have delivered to Bank a favorable opinion of counsel, in form and substance satisfactory to Bank, addressing those matters reasonably requested by Bank;

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               (d)    GAC  shall  have  delivered  to Bank the certificates of
insurance  referenced  in  Section  5  hereof;

               (e) GAC shall have executed and delivered to Banking those financing statements requested by Bank;

               (f) GAC shall have delivered to Bank (i) appropriate corporate resolutions approving, in all respects, the execution, delivery, and performance of this Agreement (ii) copies of its current articles of incorporation and bylaws, and (iii) a recent Certificate of Existence issued by the Secretary of State of the State of Indiana;

               (g) Bank shall have received from GECC an executed facsimile of an Intercreditor Agreement between Bank and GECC, in form and substance satisfactory to Bank; and

               (h) GAC shall have delivered to Bank such additional information, materials, and documents as Bank may reasonably request.

               21.2 Conditions to Each Revolving Loan. As conditions precedent to the making of each Revolving Loan under this Agreement:

               (a) GAC shall be in compliance with each and all of its covenants and agreements herein as of the date each such Revolving Loan is requested;

               (b) GAC shall not be in Default under any other Indebtedness (excluding, however, any default that has been addressed in a written forbearance agreement between GAC and GECC in effect as of the date hereof and as such forbearance agreement may be amended from time to time);

               (c) All of the representations and warranties contained herein are true, accurate, and correct in all material respects as of the date each such Revolving Loan is requested; and

               (d) The aggregate outstanding principal balance of the Facility after giving effect to such Revolving Loan will not exceed the lesser of the Limit or the borrowing base formula contained in Section 2(b) hereof.

          By requesting a Revolving Loan under this Agreement, GAC will be deemed to have certified the occurrence or existence of each of the foregoing conditions precedent.

     22. Payment Obligations. GAC agrees to pay to Bank or to its order the sums specified herein at the times specified herein, all without relief from any otherwise applicable valuation and appraisement laws. GAC hereby waives presentment for payment, demand, notice of dishonor, protest, notice of protest, and all other demands and notices in connection with the delivery, performance, and enforcement of this Agreement and any extensions, modifications, or renewals of this Agreement.

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     23.            Rights and Remedies.  Upon the occurrence of an Event of
Default and at any time thereafter, Bank may, at its option and without notice to GAC, declare all of the Obligations to be immediately due and payable and/or cease making Revolving Loans hereunder, and Bank shall have the rights, options, duties and remedies of a secured party, and GAC shall have the rights and duties of a debtor under the Uniform Commercial Code. Without limitation thereto, Bank shall have the following specific rights; Bank may:

               (a) enter any premises of GAC, with or without legal process, and take possession of the Collateral and remove it and any records pertaining thereto and/or remain on such premises and use it for the purpose of collecting, preparing and disposing of the Collateral;

               (b) take immediate possession of the Collateral without notice or resort to legal process, or at its option to render such Collateral unusable;

               (c) require GAC to assemble the Collateral or any part thereof and make it available to Bank at a place, to then be designated by Bank, which is reasonably convenient to both parties;

               (d) at its sole option, retain the Collateral in satisfaction of the obligations secured hereunder by sending written notice of such election to GAC; but unless such written notice is sent by Bank as aforesaid, retention of said Collateral shall not be in satisfaction of any Obligations hereunder;

               (e) apply the proceeds realized from disposition of the Collateral according to law and to payment of costs of collection, including reasonable attorneys' fees and legal expenses incurred by Bank, whether or not suit be filed. If the proceeds realized from disposition of the Collateral shall fail to satisfy all the Obligations in full, GAC shall forthwith pay any deficiency balance to Bank;

               (f) ship, reclaim, recover, finish, maintain and repair the Collateral or any part thereof; and

               (g) sell the Collateral or any part thereof at public or private sale, and GAC will be credited with the net proceeds of such sale only when they are actually received by Bank, any requirement of reasonable notice of any disposition of such Collateral will be satisfied if such notice is sent to GAC 10 days prior to such disposition.

          GAC will, upon request, assemble the Collateral and any records pertaining thereto and make them available at a place designated by Bank. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. Bank may proceed to protect and enforce its rights by an action at law, in equity or by any other appropriate proceedings. No failure on the part of Bank to enforce any of the rights hereunder shall be deemed a waiver of such rights or of any Event of Default and no waiver of any Event of Default hereunder will be deemed to be a waiver of any subsequent Event of Default. Any written notice required to be given to GAC, if mailed by ordinary mail postage prepaid to GAC's mailing address given below shall be deemed reasonable notification.

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     24.                    Miscellaneous  Provisions:

               (a) All rights of Bank shall inure to the benefit of its successors and assigns and all obligations of GAC shall bind the heirs, executors, administrators, successors and assigns of GAC.

               (b) Excepted as may be restricted in any Intercreditor Agreement between GECC and Bank, GAC acknowledges and agrees that, in addition to the security interests granted herein, Bank has a banker's lien and common law right of set-off in and to GAC's deposits, accounts and credits held by Bank and Bank may apply or set-off such deposits or other sums against the Obligations upon the occurrence of an Event of Default; provided, however, such rights may not be exercised against any Subsidiary Account.

               (c) This Agreement contains the entire Agreement of the parties and no oral Agreement whatsoever, whether made contemporaneously herewith or hereafter, shall amend, modify or otherwise affect the terms of this Agreement.

               (d) This Agreement and all rights and liabilities hereunder shall be governed and limited by and construed in accordance with the internal laws of the State of Indiana, except to the extent laws governing perfection and the effect of perfection or nonperfection and remedies against Collateral located outside of the State of Indiana may be mandatorily effective.

               (e) Any provision herein which may prove limited or unenforceable under any law or judicial ruling shall not affect the validity or enforceability of the remainder of this Agreement.

               (f) All representations, warranties, covenants and agreements made by GAC herein will survive the execution and delivery of this Agreement.

               (g) GAC agrees that the state and federal courts in the County of Bank's principal place of Business, or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding will be effective if mailed to GAC at its mailing address given below. BANK AND GAC HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS
AGREEMENT  OR  THE  TRANSACTIONS  CONTEMPLATED  HEREBY.

     IN WITNESS WHEREOF, GAC and Bank have executed this Agreement by their duly authorized officers as of the date first above written.

FIFTH  THIRD                                                GENERAL ACCEPTANCE
BANK  OF  CENTRAL  INDIANA                              CORPORATION
251  North  Illinois  Street,  Suite  1000          1025 Acuff Road, Suite 400
Indianapolis,  Indiana  46204                       Bloomington, Indiana 47404



By:            /s/   Jonathan O. Speers               By:        /s/ Martin C.
Bozarth
     Jonathan  O. Speers, Vice President                    Martin C. Bozarth,
Chief  Financial
                                             Officer

STATE  OF  INDIANA                    )
          )    SS:
COUNTY  OF  MARION                    )

     Before me, a Notary Public, in and for said County and State, personally appeared Martin C. Bozarth, Chief Financial Officer of General Acceptance Corporation, who executed the foregoing instrument in my presence, this 27th day of August, 1996.

     Witness  my  hand  and  Notarial  Seal  this  27th   day of August, 1996.

            /s/      Penny  M.  Witte            Notary  Public

     residing  in                      Hamilton          County,  Indiana

My  Commission  Expires:

      8-27-96

                                EXHIBIT "A"

     DEFINITIONS

     As used in this Agreement and/or herein, the following terms will have the meanings set forth below:

          "Advances" means those sums designated in Sections 18, 19, and 20 of this Agreement as well as those other fees and charges due Bank from GAC under this Agreement, except interest.

          "Borrowing Base Certificate" means a report required to be submitted monthly to GECC and Bank in the form of Exhibit B to this Agreement.

          "Business Day" means a day on which Bank is open to conduct substantially all of its business.

          "Default" means any Event of Default or the occurrence of any event which would be an Event of Default upon the passage of time and the failure to cure within any applicable cure period.

          "Default Rate" means a rate of interest equal to 400 basis points above the Prime Rate, as established from time to time.

          "Eligible Inventory" means the Motor Vehicle Inventory of GAC that has been in possession of GAC or its designee(s) for less than six months.

          "Event  of  Default"  means  any  of  the  following  events:

          (a) any representation or warranty herein by GAC is incorrect when made or reaffirmed;

          (b) GAC fails to keep its Motor Vehicle Inventory insured as required in this Agreement or a material uninsured damage to or loss, theft or destruction of the Collateral;

          (c) GAC fails to make any required payment of principal and/or interest within seven (7) days of its scheduled due date;

          (d) GAC fails to observe or perform any covenant, condition, or agreement in the Agreement and the failure or inability of GAC to cure such failure within 30 days of the occurrence thereof, provided that such 30 day grace period will not apply to (i) a breach of any covenant which in Bank's good faith judgment is incapable of cure, (ii) any failure to maintain insurance or permit inspection of the Motor Vehicle Inventory or GAC's books and records, (iii) a payment default described in clause (c), or (iv) any breach of any covenant that has already occurred;

          (e)   the occurrence of an Event of Default under the GECC Facility;

          (f) the modification of or the amendment to the GECC Facility as in effect on the date hereof, without prior written notice to and the consent of Bank (which consent shall not unreasonably be withheld);

          (g) the providing of misleading, untruthful or materially inaccurate information on any Borrowing Base Certificate;

          (h) the failure of GECC to provide Bank with an executed original of the Intercreditor Agreement between Bank and GECC referenced in
Section 21.1(g) of this Agreement within three days after the date of this Agreement; or

          (i) the occurrence of a Material Adverse Change in GAC's business operations, financial condition, or financing activities.

          "GECC"  means  General  Electric  Capital  Corporation.

          "GECC Facility" means the "Loan and Security Agreement" together with the Loan Documents defined therein between GECC and GAC Credit Corporation dated on or about May 1, 1992, as such may be amended or modified from time to time, and includes any replacement to such loan facility entered into between GECC and GAC.

          "Indebtedness" means (a) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interests, if any) which in accordance with generally accepted accounting principles would be included in determining total liabilities on a consolidated basis as shown on the liability side of a balance sheet as of the date on which Indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby will have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and
(c) all indebtedness of others which GAC or any subsidiary had directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which GAC or any subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable; provided, however, such term excludes any indebtedness of GAC under that certain existing lease of GAC's corporate headquarters between Russell E. Algood as lessor and GAC as lessee.

          "Lien" means any security interest, mortgage, pledge, assignment, lien or other encumbrances of any kind, whether consensual or nonconsensual, including interests of vendors or lessors under conditional sales contracts and capitalized leases.

          "Loanable Vehicle" means a Repossessed Vehicle, a Purchased Vehicle, or a Trade-In Vehicle which is designated as a "Loanable Vehicle" by GAC in a Borrowing Base Certificate submitted to GECC and Bank.

          "Material Adverse Change" means a change which Bank, in good faith, determines will or might have a material adverse impact on GAC's ability to meet and satisfy the Obligations.

          "Motor Vehicle Inventory" means all vehicles of GAC held or acquired for ultimate sale or resale, whether now owned or hereinafter acquired, that are Repossessed Vehicles, Purchased Vehicles or Trade-In Vehicles.

          "Permitted Liens" mean the Lien of GECC under the GECC Facility against the Motor Vehicle Inventory and the unexpired right of redemption by an existing customer of GAC, in the case of a Repossessed Vehicle.

          "Prime Rate" means the rate of interest per annum announced to be its prime rate from time to time by Bank at its principal office in Indianapolis, Indiana, whether or not Bank will at times lend to borrowers at lower rates of interest., or, if there is no such prime rate, then its base rate or such other rate as may be substituted by Bank for the prime rate.

          "Purchased Vehicle" means a vehicle which is acquired by GAC for resale, other than a Repossessed Vehicle or a Trade-In Vehicle.

          "Repossessed Vehicle" means a vehicle previously sold and financed by GAC (or a vehicle whose sale was financed by GAC but sold by a third party) the possession of which has been reacquired or acquired, as applicable, by GAC pursuant to voluntary or involuntary repossession (whether or not the applicable redemption period with respect to such vehicle has expired).

          "Subsidiary Account" means any account maintained at Bank under the name of a subsidiary of GAC.

          "Trade-In Vehicle" means a vehicle which is acquired by GAC on trade in connection with the sale to a customer of a Repossessed Vehicle or a Purchased Vehicle or any vehicle which is acquired by GAC on trade.

          "Vehicle Report" means a report, in form and substance satisfactory to Bank, that is to be attached to each Borrowing Base Certificate.

     EXHIBIT  "B1"

     BORROWING  BASE  CERTIFICATE

Date  of  Certificate:
Based  upon Vehicle Report dated:                          (attached hereto)


Value  of Eligible Inventory of Loanable Vehicles This Period               $


Number  of  Units  in  Eligible  Inventory  of  Loanable  Vehicles This Period


Value  of  Eligible  Inventory  of  Loanable  Vehicles  This  Period        $

     x  50%  =                                                              $

$400  x  Number  of  Units  in  Eligible  Inventory  of  Loanable
     Vehicles  This  Period  =                                        +     $

Maximum Revolving Loan Principal this Period     Subject to $4,500,000 Overall
Limit.                                        =          $


     By submitting this Borrowing Base Certificate to GECC and Bank, the undersigned Chief Financial Officer of GAC hereby certifies that to the best of his knowledge and belief, the foregoing information is accurate and complete and, unless specifically disclosed herein or herewith, there exists no Default under the Agreement or any other Indebtedness (excluding, however, any default that has been addressed in a written forbearance agreement between GAC and GECC). (Capitalized terms used herein have the meanings set forth in the Revolving Loan & Security Agreement between GAC and Bank to which this Borrowing Base Certificate relates.)

     Dated  this            day  of                    ,  199          .

                              GENERAL  ACCEPTANCE  CORPORATION


                              By:
                                             Martin  C.  Bozarth,  Chief
Financial  Officer

                                EXHIBIT "B2"

                  ADVANCE REQUEST CONFIRMATION CERTIFICATE

Fifth  Third  Bank  of  Central  Indiana
251  North  Illinois  Street,  Suite  1000
Indianapolis,  IN  46204

Gentlemen:

Pursuant to the Revolving Loan & Security Agreement dated August 27, 1996 by and between General Acceptance Corporation ("Borrower") and Fifth Third Bank of Central Indiana ("Lender"), application is hereby made for a Revolving Loan
advance  in  the  principal  amount of $               .  Borrower's records
indicate  that the principal balance of advances to the date hereof, exclusive
of  the  advance hereby requested, totals $                     and that the
total outstanding indebtedness (including the advance requested hereby) will not exceed the "Maximum Revolving Loan Principal this Period", per the most recent Borrowing Base Certificate, and in no event more than $4,500,000.00.

     Please  disperse  the  advance  as  follows:


     (       ) by wire transfer to Account #                in the name of
GE  Capital  Corporation  with
(bank  name).


     (      ) by issuing an official Bank check in the amount of the advance hereby  requested made payable to
 .


     (          )  by  crediting  the  advance to Account #
maintained  by  Borrower  with  Lender.


     (       ) by crediting Account #                     maintained by GE
Capital  Corporation  with  Lender.

     By making this request, the undersigned certifies on behalf of Borrower that no Event of Default, as this term is defined in the Revolving Loan & Security Agreement, has occurred and is continuing.


                              GENERAL  ACCEPTANCE  CORPORATION

                              By:

Date:                                                          Printed Name:

                              Title:

                                EXHIBIT "C"

     DESCRIPTION  OF  COLLATERAL

     This Revolving Loan & Security Agreement covers the following property of GAC whether now owned or existing or hereafter acquired or arising regardless of where it is located (collectively referred to herein as the "Collateral").

          (a) all accounts, accounts receivable, contract rights, instruments, documents, chattel paper, and all obligations in any form including but not limited to those arising out of the sale or lease of goods or the rendition of services by GAC; all guaranties, letters of credit, and other security for any of the above; all merchandise returned to or reclaimed by GAC, and all books and records (including computer programs, tapes and data processing software) evidencing an interest in or relating to the above.

          (b) all equipment, machinery, machine tools, fixtures, office equipment, furniture, furnishings, motors, motor vehicles, tools, dies, parts, jigs, goods (including, without limitation, each of the items of equipment set forth on any schedule which is either now or in the future attached to Bank's copy of this Agreement), and all attachments, accessories, accessions, replacements, substitutions, additions and improvements thereto, and all supplies used or useful in connection therewith.

          (c) all general intangibles, chooses in action, causes of action, obligations or indebtedness owed to GAC from any source whatsoever, and all other intangible personal property of every kind and nature (other than Accounts) including without limitation patents, trademarks, trade names, service marks, copyrights and applications for any of the above, and goodwill, trade secrets, licenses, franchises, rights under agreement, tax refund claims, and all books and records including all computer programs, disks, tapes, printouts, customer lists, credit files and other business and financial records, and the equipment containing any such information.

          (d) all inventory (including motor vehicle inventory wherever located), goods, supplies, wares, merchandises and other tangible personal property, including raw materials, work in progress, supplies and components, and finished goods, whether held for sale or lease, or furnished or to be furnished under any contract for service, and also including products of and accessions to inventory, packing and shipping materials, and all documents of title, whether negotiable or non-negotiable representing any of the foregoing.

          (e) all proceeds and products of the Collateral and all additions and accessions to, replacements of, insurance or condemnation proceeds of, and documents covering the Collateral, all tort or other claims against third parties arising out of damage or destruction of Collateral, all property received wholly or partly in trade or exchange for Collateral, all fixtures, all leases of Collateral and all rents, revenues, issues, profits and proceeds arising from the sale, lease, license, encumbrance, collection, or any other temporary or permanent disposition, of the Collateral or any interest therein.

          (f) all instruments, chattel paper, documents, investment property (including, securities whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts, and commodity accounts), money, cash, letters of credit, warrants, dividends, distributions, contracts, agreements, contract rights or other property, owned by GAC or in which GAC has an interest, including but not limited to, those which now are or at any time hereafter will be in the possession or control of Bank or in transit by mail or carrier to or in the possession of any third party acting on behalf of Bank, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, and the proceeds thereof, all rights to payment from, and all claims against Bank, and any deposit accounts of GAC with Bank, including all demand, time, savings, passbook or other accounts (excluding, however, any Subsidiary Account) and all deposits therein.

     SCHEDULE  I

     SPECIFIC  REPRESENTATION  SCHEDULE

     1.          The  exact  legal  name  of  Borrower is: General Acceptance
Corporation          .

     2.        If Borrower has changed its name since it was incorporated, its
past  legal  names  were:  GAC  Credit  Corporation          .

     3.      Borrower uses in its business and owns the following trade names:
G.A.C.  Sales  Outlet;  Auto  Sales  Outlet          .

     4.       Borrower was incorporated on May 6, 1988     , under the laws
of  the  State  of  Indiana     , and is in good standing under those laws.

     5. Borrower is qualified to transact business in the following states: Indiana; Illinois; Ohio; Florida; Missouri; Michigan; Pennsylvania; Kentucky; Georgia; Arizona; New Jersey; Colorado; Delaware; Iowa; Maryland; Nevada; New Mexico; North Carolina; Virginia; Washington

          .

     6.         Borrower has its chief executive office and principal place of
business  at:  1025  Acuff  Rd.,  Bloomington,  Indiana  47404          .
Borrower maintains all of its records with respect to the Collateral at that address, except: None
          .

     7.       Borrower also has places of business at the locations specified
in  Attachment  No.  1  and  Attachment  No.  2  hereto          .

     8. All of the Motor Vehicle Inventory will be located at the locations set forth above, except: the locations specified in Attachment No. 3 hereto
          .

     9. In the past five years, Borrower has never maintained its chief executive office or principal place of business or records with respect to the Motor Vehicle Inventory at any locations except those set forth above and
except  5015  W.  State  Road  46,  Bloomington,  Indiana  47404          .

     10. Borrower's equipment and fixtures are located at the locations specified in No. 6 (above) and in Attachment No. 1 and Attachment No. 2
hereto          .

     11. The following entities (a) have been merged into Borrower or (b) have sold substantially all of their assets to Borrower outside the ordinary course of their business since Borrower was incorporated: Algood Motor Co.
  .

     12. Borrower does not have any subsidiaries, or own stock in any other corporations, or own an interest in any partnerships or joint ventures, except: General Acceptance Corporation Reinsurance, LTD
                                                            .

     13.     Borrower is not a plaintiff or defendant in any litigation except
as  follows:  See  Attachment  No.  4  hereto          .

















































                                Exhibit 10.67

                              PROMISSORY NOTE

                                                       Date: October 15, 1996
                                                       Due:  Demand
                                                       Amount:  $1,000,000.00


     For Value Received, the undersigned, General Acceptance Corporation, an Indiana Corporation (Borrower) promises to pay to the order of M. L. Algood at Bloomington, Indiana, or such other place as the holder hereof may designate in writing, the principal sum of one million dollars or so much thereof as may be advanced and outstanding from time to time, together with interest on the unpaid principal balance existing from time to time:
(1) From the date of delivery hereof until maturity, whether by acceleration or otherwise at the rate of 12%.

     Accrued interest shall be due and payable on the first day of each month commencing November 1, 1996.
     In any and all events the entire remaining unpaid principal balance of the Note, together with any remaining accrued but unpaid interest thereon shall be due and payable on demand.

     Interest shall accrue on the basis of a three hundred sixty (360) day year and be paid for the actual number of days outstanding.

     Borrower may prepay the outstanding principal of this Note in whole or part without premium or  penalty.

     If default is made in the payment of any installment or installments of interest or principal and interest, as herein provided, when due, or in the performance of any of the terms, agreements, covenants or conditions contained in the Note or under any other agreement Borrower has then in any such events, or at any time thereafter, the entire principal of this Note, irrespectively of the maturity date specified herein, together with attorney's fees incurred in collection or enforcing payment or performance hereof and interest from the date of such default on the unpaid principal balance hereof at the default rate hereinabove specified, shall at the election of the holder hereof, and without relief from valuation or appraisement laws, become immediately due and payable.

     The rights and remedies of the holder hereof as provided in this Note shall be cumulative and concurrent, and may be pursued singly, successively or together. The failure to exercise any such right or remedy on any one or more occasions shall in no event be constructed as a waiver of the right to the later exercise thereof, or as the release thereof.

     Borrower waives demand, presentment for payment, notice of dishonor, protest and notice of protest, and expressly agrees that this Note and any payment coming due under it may be extended or otherwise modified, from time to time without in any way affecting its liability hereunder.

     This note shall be constructed according to and governed by the laws of the State of Indiana.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first hereinabove written.



                                        General  Acceptance  Corporation

                                   BY:          /s/  Martin  C.  Bozarth

                                   Martin  C.  Bozarth                  CFO
                                   Printed  Name                         Title

                                Exhibit 10.68

                                                                   GE CAPITAL

Asset  Based  Financing
     A  unit  of  General  Electric  Capital  Corporation
1000  Hart  Road,  Suite  345,  Barrington,  IL  60010
800-688-7579




                                                  October  29,  1996

VIA  FACSIMILE  &  FEDERAL  EXPRESS

Mr.  Malvin  Algood
Chief  Executive  Officer
General  Acceptance  Corporation
1025  Acuff  Rd.,  Suite  400
Bloomington,  In  47404

RE:    Loan  &  Security  Agreement  Between  General Acceptance Corporation
           ("Borrower") and General Electric Capital Corporation ("Lender")

Dear  Mr.  Algood:

Reference is made to that certain Loan and Security Agreement dated as of May 1, 1992, as amended, between Borrower and Lender (the "Loan Agreement") and to the Forbearance Agreement executed by the parties in the form of a letter dated March 20, 1996 (the "Forbearance"), as amended, (together, the "Agreement"). All terms used in this letter without definition shall have the meaning given to such terms in the Agreement.

Borrower has informed Lender of its desire to liquidate its repossession inventory on an accelerated basis. The accelerated liquidation of the subject inventory will cause Borrower to exceed the maximum charge-off covenant as defined in the Agreement. Conditioned upon Borrower's acceptance of the following terms and conditions, Lender is willing to amend the Forbearance charge-off covenant as outlined on the attached Exhibit E. Upon acceptance, Exhibit E of the Forbearance will be deleted in its entirety and a new Exhibit E (attached hereto) will be substituted therefore. Borrower has accepted the following conditions precedent to Lender's amendment of the charge-off covenant:

1. Section 2.4 of the Agreement, General Interest Rate, is hereby amended to read as follows:

     "2.4  General  Interest  Rate.    Except as modified by Section 2.6 and
15.2,  the  Loan  shall
bear interest, calculated daily on the basis of a 365-day year, at a per annum rate equal to three and three quarters percent (3.75%) plus the LIBOR Rate."

           The change in the interest rate shall be effective upon acceptance of this letter.

2. The loan from M. L. Algood ("Algood") to Borrower in the amount of $1,000,000, as evidenced by the Promissory Note between Mr. Algood and Borrower dated October 15, 1996, will be subordinated in all material respects to Borrower's loan payable to Lender. The subordination will remain in effect until the earlier occurrence of either of the following events:


i. Borrower reduces its loan obligation to Lender below the amount of $55,000,000; or

ii.          Borrower and Lender negotiate and execute a new Loan and Security
Agreement.

     Upon acceptance of this letter, Lender will prepare a subordination agreement for execution by Algood. The subject subordination agreement must be executed no later than
November  8,  1996.

3. Should Borrower reduce the loan balance to Lender below $55,000,000, then Lender will have the right to review and approve any bulk acquisitions of accounts in excess of $1,000,000.

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

                         Very  truly  yours,

                         GENERAL  ELECTRIC  CAPITAL  CORPORATION


                         By:                           /s/ W. Jerome McDermott


                         Its:                           Account Executive-----

Attachment

WJM:jll-10-23JM1.doc

ACKNOWLEDGED  AND  AGREED

GENERAL  ACCEPTANCE  CORPORATION


By:            /s/  Malvin  L.  Algood


Its:                                CEO









                                 EXHIBIT E


                           DELINQUENCY AND LOSSES


      Borrower's Rolling Average Delinquency, as defined in subsection (G) of
Section 14.2 of the Agreement, shall not exceed seven percent (7%) in the measurement period beginning July 1, 1996 through December 31, 1996. Until the first six calendar months have elapsed, the Rolling Average Delinquency shall be computed for the actual number of calendar months which have expired.

     Borrower's cumulative monthly net charge-off levels for the months of October 1996 through December 1996 shall not exceed maximum levels set forth below.


                            Cumulative Net Charge-Off Level
                          Calendar Month-End 1996
                         October          $5,063,000
                         November          $6,626,000
                         December          $8,189,000




10-23JM2.DOC



                                               GENERAL ACCEPTANCE CORPORATION
                                      Statement Re:  Computation of Per Share Earnings
Exhibit  11.1


THREE MONTHS                                                                   NINE MONTHS
ENDED SEPTEMBER 30,                                                        ENDED SEPTEMBER 30,
----------------------------------------------------------                 -------------------
                                                                    1996                                 1995          1996
                                                            -------------                       -------------  -------------
                                                             (HISTORICAL)                        (HISTORICAL)   (HISTORICAL)
Primary:
     Weighted average shares outstanding                       6,022,000                            6,022,000     6,022,000
     Net effect of dilutive stock options - based on the
          treasury stock method using the average
          market price                                               ---                               56,839           ---
     Adjustment for shares required to pay
          undistributed S Corporation earnings using
          the initial public offering price                          ---                                  ---           ---
     Total weighted average shares outstanding                 6,022,000                            6,078,839     6,022,000
     Net income (loss)                                      $ (2,357,957)                       $   1,618,504  $ (1,651,285)
     Per share amount                                       $      (0.39)                       $        0.27  $      (0.27)
                                                            =============                       =============  =============
Fully diluted:
     Weighted average shares outstanding                       6,022,000                            6,022,000     6,022,000
     Net effect of dilutive stock options - based on  the
          treasury stock method using the period-end
          market price, if greater than average market
          price                                                      ---                               63,994           ---
     Adjustment for shares required to pay
          undistributed S Corporation earnings using
          the initial public offering price                          ---                                  ---           ---
                                                            -------------                       -------------  -------------
     Total weighted average shares outstanding                 6,022,000                            6,085,994     6,022,000
     Net income (loss)                                      $ (2,357,957)                       $   1,618,504  $ (1,651,285)
     Per share amount                                       $      (0.39)                       $        0.27  $      (0.27)
                                                            =============                       =============  =============



THREE MONTHS
ENDED SEPTEMBER 30,
----------------------------------------------------------
                                                                    1995
                                                            ------------
                                                             (PRO FORMA)
Primary:
     Weighted average shares outstanding                       5,311,956
     Net effect of dilutive stock options - based on the
          treasury stock method using the average
          market price                                            31,012
     Adjustment for shares required to pay
          undistributed S Corporation earnings using
          the initial public offering price                      287,601
     Total weighted average shares outstanding                 5,630,569
     Net income (loss)                                      $  3,814,241
     Per share amount                                       $       0.68
                                                            ============
Fully diluted:
     Weighted average shares outstanding                       5,311,956
     Net effect of dilutive stock options - based on  the
          treasury stock method using the period-end
          market price, if greater than average market
          price                                                   39,569
     Adjustment for shares required to pay
          undistributed S Corporation earnings using
          the initial public offering price                      287,601
                                                            ------------
     Total weighted average shares outstanding                 5,639,126
     Net income (loss)                                      $  3,814,241
     Per share amount                                       $       0.68
                                                            ============

Exhibit  11.1